Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-123535
and 333-13160
PRICING SUPPLEMENT NO. 2, dated May 12, 2006
(To Prospectus dated April 29, 2005 and
Prospectus Supplement dated April 29, 2005)
(CUSIP No. 23383FBR5 )
$10,000,000,000
DaimlerChrysler North America Holding Corporation
Medium-Term Notes, Series E
Due 9 Months or More From Date of Issue
Unconditionally Guaranteed by DaimlerChrysler AG

Type of Note:	Fixed Rate Note
Principal Amount:	$250,000,000
Issue Price:	99.603%
Original Issue Date (Settlement Date):	May 17, 2006
Stated Maturity:	May 18, 2009
Interest Rate:	5.75%
Interest Payment Dates:	May 18 and November 18, subject to the Business Day convention
Specified Currency:	U.S. Dollars
     (If other than U.S. Dollars, see attachment hereto)
Option to Receive Payments in Specified Currency: ☐ Yes ☑ No
     (Applicable only if Specified Currency is other than U.S. Dollars)
Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Redemption:	☑ The Notes cannot be redeemed prior to maturity, except for certain reasons of taxation.
☐ The Notes cannot be redeemed prior to maturity, including for reasons of taxation.
☐ The Notes may be redeemed prior to maturity.
Initial Redemption Date: n/a
The Redemption Price shall initially be    % of the principal amount of the Notes to be redeemed and shall decline at each anniversary of the initial Redemption Date by    % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Repayment:	☑ The Notes cannot be repaid prior to maturity. ☐ The Notes can be repaid prior to maturity at the option of the holder of the Notes.
Optional Repayment Date(s): n/a
Repayment Price: n/a
Payment of additional amounts by Issuer in respect of taxation: ☐ Yes ☑ No
Payment of additional amounts by Guarantor in respect of taxation: ☑ Yes ☐ No
Discount Notes: ☐ Yes ☑ No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:

Form:            ☑ Book-Entry Note            ☐ Certificated Note
Agent’s Discount or Commission: 0.25%
Agent’s Capacity:    ☑ Agent    ☐ Principal

Net proceeds to Issuer (if sale to Agent as principal): $

Agent:	☐ Banc of America Securities LLC	☐ Goldman, Sachs & Co.

	☐ Barclays Capital Inc.	☐ HSBC Securities (USA) Inc.

	☐ Citigroup Global Markets Inc.	☐ J.P. Morgan Securities Inc.

☐ Deutsche Bank Securities Inc.

	☑ Loop Capital Markets, LLC	☑ The Williams Capital Group, L.P.

	☑ Blaylock & Company, Inc.	☑ Guzman & Company

	☑ Muriel Siebert & Co., Inc.	☑ SBK — Brooks Investment Corp.

	☑ Toussaint Capital Partners, LLC	☑ Utendahl Capital Partners, L.P.
Additional Terms: The provisions set forth under “Description of Debt Securities and Guarantees—Discharge, Defeasance and Covenant Defeasance” in the Prospectus will apply to the Notes.
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